EXHIBIT 99.1

GTx Announces Sale of Fareston®

MEMPHIS, Tenn.—(BUSINESS WIRE)—Oct. 1, 2012— GTx, Inc. (Nasdaq: GTXI) announced today that it has sold to ProStrakan Group plc (ProStrakan) its rights and related assets in the metastatic breast cancer product, Fareston®, for total cash consideration of $21.7 million. After deducting cash expenses relating to the transaction, GTx will receive net cash proceeds from the sale of approximately $19 million. Fareston (toremifene citrate) 60 mg tablets is a selective estrogen receptor modulator approved in the United States for the treatment of metastatic breast cancer in postmenopausal women.

ProStrakan, which is a subsidiary of the pharmaceutical company, Kyowa Hakko Kirin Co. Ltd., executed an Asset Purchase Agreement with GTx to acquire GTx’s exclusive rights in the U.S. to Fareston, along with product inventory. In connection with the transaction, GTx and Orion Corporation (Orion) agreed to terminate their long-standing license and supply agreement for Fareston and other toremifene-based products, and Orion and ProStrakan entered into a new exclusive license and supply agreement for Orion to manufacture and supply Fareston to ProStrakan in the U.S. Torreya Partners LLC served as financial advisor to GTx for the transaction.

Mitchell S. Steiner, M.D., CEO of GTx, observed that “with the sale of Fareston, GTx can now focus its research and development capabilities to discover, develop and commercialize small molecules, like enobosarm, for the prevention and treatment of muscle wasting in patients who have non-small cell lung cancer and Capesaris® for men with advanced prostate cancer. We are pleased that ProStrakan will continue to make Fareston available to the many women in the U.S. who rely on it as an effective treatment for their advanced breast cancer.”

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, cancer supportive care, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx's plans to focus its research and development capabilities on the development and potential commercialization of enobosarm (also known as Ostarine® or GTx-024) and Capesaris® (also known as GTx-758). GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; (iii) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated; or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2012 contains under the heading, "Risk Factors", a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Source: GTx, Inc.

GTx, Inc.

Marc Hanover, 901-523-9700

COO and President